Exhibit 3.38(b)

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:32 AM 01/22/2008
FILED 11:18 AM 01/22/2008
SRV 080066569 - 4463175 FILE

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT

1. Name of Limited Liability Company: Concrete Acquisition I, LLC

2. The Certificate of Formation of the limited liability company is hereby amended as follows: Strike out paragraph First thereof and substitute in lieu of pargraph First the following new paragraph: "First. The name of the limited liability company is Master Mix, LLC"

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 21st day of January, A.D. 2008.

By: [signature]
Authorized Person(s)

Name: Curt Lindeman, Vice President & Secretary
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